MEDICUS SYSTEMS CORPORATION
                        EXHIBIT 99 - ADDITIONAL EXHIBITS

For Immediate Release

Press Release - Medicus Systems Corporation


Contact:       Lon Gruen
               Medicus Systems Corporation
               (847) 570-7500


             MEDICUS SYSTEMS CORPORATION ANNOUNCES NEW CHAIRMAN AND
                         COMPLETION OF STOCK REPURCHASE


EVANSTON, Ill., March 19, 1997 -- Medicus Systems Corporation (NASDAQ:MECS), a leading provider of healthcare decision support systems and related services, held its annual shareholder meeting today and announced the following:

Patrick C. Sommers has been elected as Chairman of its Board of Directors. Mr. Sommers, who will remain as CEO of the company, replaces the founder, Richard C. Jelinek, Ph.D.

The Company has completed the shareholder approved repurchase of one million shares of Common Stock and 500 shares of Voting Preferred Stock from Dr. Jelinek who has stepped down as Chairman of the Company, but will remain a director. The repurchased stock, including approximately 15.6% of the outstanding common shares and 100% of the authorized Voting Preferred, will be retired. The Company paid Dr. Jelinek an aggregate purchase price of $4,500,000 in cash, $2,000,000 in two year notes, and 400,000 warrants to purchase common stock exercisable at $8.00 per share. The Company expects the action to have a positive impact on future earnings per share. This transaction allows the Company to continue with its newly-revised strategic plans and eliminates Dr. Jelinek's "super vote."

The Company also elected its Board of Directors, which in addition to Mr. Sommers and Dr. Jelinek includes :

Mr. William G. Brown, a partner of Bell, Boyd and Lloyd, Chicago, Illinois. Mr. Brown is counsel to he Company and has been Secretary and a Director since 1984. Mr. Brown is also a director of MYR Group, Inc., Dovenmuehle Mortgage, Inc. , and CFC International.

John E. M. Jacoby, Executive Vice President, Chief Financial Officer and member of the Board of Directors of Stephens Group, Inc., an affiliate of Stephens, Inc. Mr. Jacoby has been a director of the company since 1991 and is also a director of American Classic Voyages, Co., St. Vincent infirmary Medical Center, Delta and Pine Land Company, and Beverly Enterprises, Inc.

Risa Lavizzo-Mourey, the Sylvan Eisman Professor of Medicine and Health Care systems at the University of Pennsylvania. Dr. Lavizzo-Mourey earned her medical degree and completed her residency at Harvard medical school and holds a Masters of Business Administration degree from the university of Pennsylvania Wharton School. She is a consultant to the White house on health care policy and is a director of Nellcor Puritan Bennett, the Kapson group, the American Board of Internal Medicine, and a Regent of the American College of Physicians. Dr. Lavizzo-Mourey has been a director of the Company since 1994.

Gail L. Warden is President and CEO of Henry Ford Health System, Detroit, Michigan. Mr. Ward is the past Chairman and a Member of the American Hospital Association Board of Trustees and a member of the Governing Council of the Institute of Medicine of the National Academy of Sciences. He has been a director since 1988. Mr. Warden is also a director of the Robert Wood Johnson Foundation, Comerica Bank Midwest of Detroit, Mental Health Management and American Healthcare Systems.

Mr. John P. Kunz, founder and President of J.P.K. Associates and former President of Dun and Bradstreet Business Information Services. Mr. Kunz is the former Chairman of R. H. Donnelley - Europe and has served as a director of Advance-Peterholm Group, Ltd., American Credit Indemnity Company, Dun & Bradstreet international, and Intervest.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this release that are not based on historical facts are forward-looking statements subject to uncertainties and risks including, but not limited to: product and service demand and acceptance; economic conditions; the impact of competition and pricing; capacity and supply constraints or difficulties; results of financing efforts; and other risks detailed in the Company's Securities and Exchange Commission filings.

Medicus Systems Corporation provides its customers with software and services to capture, structure and analyze information, enabling them to measure and manage organizational performance to optimize outcomes. For further information about Medicus Systems Corporation, contact Lon Gruen at (847) 570-7500.